Aflac Incorporated Form 8-K

EXHIBIT 3.1

AMENDED AND RESTATED ARTICLE II, SECTION 5
OF THE BYLAWS

Section 5. Voting. When a quorum is present at any meeting, any question brought before such meeting shall be determined by a majority of the votes cast at the meeting of the holders of shares entitled to vote thereon, unless the question is one upon which by express provision of law, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of the question. For purposes of this Section, a majority of the votes cast means that the number of “for” votes cast exceeds the number of “against” votes cast. Each shareholder shall at every meeting of the shareholders be entitled to vote, as defined, in person or by proxy for each share of the capital stock having voting power registered in his name on the books of the Corporation, but no proxy shall be voted or acted upon after 11 months from its date, unless otherwise provided in the proxy.

Adopted 05/03/2010